UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2006

CONOR MEDSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51066	94-3350973
(Commission File Number)	(IRS Employer Identification No.)

1003 Hamilton Court

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2006, Conor Medsystems, Inc. (“Conor”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson (“J&J”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor as the surviving corporation of such merger as a wholly owned subsidiary of J&J (the “Merger”). As a result of the Merger, Conor stockholders will receive $33.50 per share in cash for each Conor share held. Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Conor. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that Conor delivered in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Conor’s public disclosures.

Additional Information About the Proposed Transaction and Where To Find It

In connection with the proposed transaction, Conor Medsystems intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). Before making any voting decision with respect to the proposed transaction, stockholders of Conor Medsystems are urged to read the proxy statement and other relevant materials because they will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Conor Medsystems with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Conor Medsystems may obtain free copies of the documents filed with the SEC by contacting Conor Medsystems at (650) 614-4100, or Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, CA 94025. You may also read and copy any reports, statements, and other information filed by Conor Medsystems with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Conor Medsystems and Johnson & Johnson and each of their executive officers and directors may be deemed to be participants in the solicitation of proxies from Conor Medsystems’ stockholders in favor of the proposed transaction. A list of the names of Conor Medsystems’ executive officers and directors and a description of their respective interests in Conor Medsystems are set forth in the proxy statement for Conor Medsystems’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2006, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Conor Medsystems have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement when it becomes available.

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger Agreement, certain officers of Conor entered into letter agreements with J&J and Conor, effective November 16, 2006 (each, a “Retention Agreement”); provided, however, that if the Merger Agreement is terminated prior to the closing of the Merger, or if the closing of the Merger does not occur, then the Retention Agreements will be null and void and of no further force or effect. The Retention Agreements provide for payment of a retention bonus in consideration for amending certain terms of the employment letter agreements or executive change of control severance agreements between such officers and Conor and provide certain other terms and conditions applicable to the employment of such officers. The terms of the Retention Agreements with each of Conor’s “named executive officers” are as follows:

John F. Shanley

In consideration of the payment of a retention bonus of the greater of (a) the sum of John F. Shanley’s annual base salary and his target annual bonus in effect as of the 13 month anniversary of the date of the closing of the Merger and (b) $345,000 (the “Shanley Retention Bonus”) and certain other matters, Mr. Shanley agreed:

(i) to execute an employee secrecy, non-competition and non-solicitation agreement with J&J and a general waiver and release of claims;

(ii) to modify the provision in the definition of “Involuntary Termination” set forth in his Employment Letter Agreement with Conor, dated as of April 15, 2002 (the “Employment Agreement”), relating to a significant reduction in Mr. Shanley’s duties, authority and responsibilities to provide that if, following a Change of Control (as defined in the Employment Agreement), Conor assigns Mr. Shanley duties or responsibilities that are substantially inconsistent with his professional skills and experience levels as of such Change of Control (without regard to the fact that Conor is no longer an independent publicly held company), then an “Involuntary Termination” will be deemed to have occurred;

(iii) that no stock option or other equity based or equity related award granted to Mr. Shanley after the closing of the Merger would be subject to the terms of the Employment Agreement regarding accelerated vesting in connection with his termination of employment; and

(iv) to amend the Employment Agreement and any other agreement between Mr. Shanley and Conor to provide that, upon becoming entitled to the Shanley Retention Bonus, he will no longer be entitled to any severance payments or benefits under the Employment Agreement or under any such other agreement, and all of his rights under each such agreement will immediately terminate.

Mr. Shanley also agreed that if his employment is terminated without Good Cause (as defined in the Employment Agreement) or he voluntarily terminates his employment in an Involuntary Termination (as defined in the Employment Agreement, as amended by his Retention Agreement) within the 13 month period following the closing of the Merger, he will not be entitled to the Shanley Retention Bonus, but will only be entitled to the severance payments and benefits under the terms of the Employment Agreement, subject to the modification of acceleration rights set forth in clause (iii) above. Further, Mr. Shanley agreed that in no event will he receive the Shanley Retention Bonus if his employment is terminated for any reason prior to the expiration of the 13 month period following the closing of the Merger. Conor agreed that during the period following the signing of the Retention Agreement and prior to the consummation of the Merger, it will not terminate Mr. Shanley’s employment other than for Good Cause (as defined in the Employment Agreement) and it will not take certain other actions including, among other things, a reduction in Mr. Shanley’s base salary or level of benefits or a relocation to a facility more than 50 miles from his current location.

Michael Boennighausen and Steve Diaz

In consideration of the payment of a retention bonus to each of Michael Boennighausen and Steve Diaz (each, an “Executive”) of the greater of (a) the sum of the Executive’s annual base salary and the Executive’s target annual bonus in effect as of the 13 month anniversary of the date of the closing of the Merger and (b) in the case of Mr. Boennighausen, $352,500, and in the case of Mr. Diaz, $256,500 (each a “Retention Bonus”) and certain other matters, each Executive agreed:

(i) to execute an employee secrecy agreement with J&J and a general waiver and release of claims;

(ii) to modify the provision in the definition of “Constructive Termination” set forth in the Executive Change of Control Severance Agreement between each of the Executives and Conor, dated as of September 27, 2005 (the “COC Agreement”), relating to a material reduction in the Executive’s duties, position or responsibilities to provide that if, following a Change of Control (as defined in the Executive’s COC

Agreement), Conor assigns the Executive duties or responsibilities that are substantially inconsistent with his professional skills and experience levels as of such Change of Control (without regard to the fact that Conor is no longer an independent publicly held company), then a “Constructive Termination” will be deemed to have occurred;

(iii) that no stock option or other equity based or equity related award granted to the Executive after the closing of the Merger would be subject to the terms of the Executive’s COC Agreement, or any other employment letter agreement between the Executive and Conor regarding accelerated vesting in connection with the Executive’s termination of employment; and

(iv) to amend the Executive’s COC Agreement and any other employment letter agreement between the Executive and Conor to provide that, upon becoming entitled to the Retention Bonus, the Executive will no longer be entitled to any severance payments or benefits under the Executive’s COC Agreement or under any such other agreement, and all of the Executive’s rights under each such agreement will immediately terminate.

Each Executive also agreed that if such Executive’s employment is terminated without Cause (as defined in the Executive’s COC Agreement) or the Executive voluntarily terminates his employment in a Constructive Termination (as defined in the Executive’s COC Agreement, as amended by the Retention Agreement) within the 13 month period following the closing of the Merger, the Executive will not be entitled to the Retention Bonus, but will only be entitled to the severance payments and benefits under the terms of the Executive’s COC Agreement, subject to the modification of acceleration rights set forth in clause (iii) above. Further, each Executive agreed that in no event will the Executive receive the Retention Bonus if his employment is terminated for any reason prior to the expiration of the 13 month period following the closing of the Merger. Conor agreed that during the period following the signing of the Retention Agreement and prior to the consummation of the Merger, it will not terminate each Executive’s employment other than for Cause (as defined in the Executive’s COC Agreement) and it will not materially reduce the Executive’s annual base salary or relocate the Executive’s primary business location more than 50 miles from its current location.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger among Johnson & Johnson, Conor Medsystems, Inc. and Cypress Acquisition Sub, Inc., dated November 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conor Medsystems, Inc. (Registrant)

By:	/s/ MICHAEL BOENNIGHAUSEN
Michael Boennighausen
Vice President and Chief Financial Officer

Dated: November 17, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger among Johnson & Johnson, Conor Medsystems, Inc. and Cypress Acquisition Sub, Inc., dated November 16, 2006.